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                                 Exhibit 10.4

                       Press Release dated May 8, 1997.
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                     [LETTERHEAD OF QUADRAX APPEARS HERE]


FOR IMMEDIATE RELEASE: May  8, 1997

CONTACT: Edward A. Stoltenberg, C.F.O., Quadrax Corporation, tel. (401) 683-6600
         Hal Levine/Marty Cohen, The Levine Group, tel. (212) 682-8875

                QUADRAX ACQUIRES VICTOR ELECTRIC WIRE AND CABLE

Portsmouth, RI-Quadrax Corporation (Nasdaq-Small Cap Issues: QDRX) announced it has acquired the Victor Electric Wire & Cable Corporation for $720,000, plus the assumption of approximately $2.5 million in debt. Victor, which is headquartered in West Warwick, Rhode Island, manufactures power cordsets and interconnect cables, primarily for original equipment manufacturers (OEM) of small appliances. Net sales for fiscal 1996 totaled approximately $18 million. Congress Financial Corporation provided the debt financing and has increased the credit facility to $5 million for expansion purposes.

In discussing the transaction, James J. Palermo, Chairman and Chief Executive of Quadrax, said, "We are very excited about the combination of Victor and Quadrax. Victor, which was founded in 1945, has a fifty-plus year history of competitiveness and reliability in its markets. It is well-recognized as a leading supplier to the small appliance industry, with a blue chip customer base that includes many household names. In addition, Victor is vertically integrated, drawing copper rods into strands; insulating, cabling and jacketing the wire to specification lengths, and molding the ends to produce completed cordsets or interconnect cable assemblies. Victor produces over 300 different types of molds for finished cordsets. This has enabled Victor to introduce innovative refinements and operating efficiencies to the manufacturing process."

Mr. Palermo continued, "I am particularly pleased to announce that John Palermo, 54, will be joining Victor as president and chief executive officer. John spent eleven years at Westinghouse Electric, starting in its renowned management training program, moving up to divisional controller. In 1976, he joined Riley Consolidated, Inc., a subsidiary of Ashland Oil, Inc. where he served, ultimately, as senior vice president for financial operations, overseeing financial and information systems, purchasing, production planning and contract administration. In 1989, he joined a privately-held manufacturing company as chief financial officer and was named president in 1994. At this home furnishings company, whose sales are approximately $100 million, he reduced debt and inventory levels, overhead and product costs, and increased profitability. He made acquisitions, re-structured the organization and reinvigorated its product development program. John will be a critical addition to our combined operations and I am personally delighted to be working with my brother."
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[LOGO OF QUADRAX APPEARS HERE]

Mr. Palermo said, "We believe we can continue the recently-begun expansion of Victor's product line into higher-margin niche products. Victor has already begun to ship Hospital Grade, 'green dot' cordsets to medical equipment manufacturers. Moreover, Victor will have access to Quadrax's materials research and development capabilities to explore the use of high performance composites in new applications. Other areas under consideration include power cords for cellular phones and barcode readers, as well as the sale of bulk wire."

Mr. Palermo continued, "Victor will serve as a solid foundation to augment our continued growth efforts in consumer markets."

Quadrax Corporation produces thermoplastic composite materials using its proprietary fabrication and manufacturing processes for a wide range of high-performance commercial and consumer products.

Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to business conditions and the financial strength of the sporting goods and small appliance industries, the level of consumer spending for such products, the ability of the Company to successfully manufacture its products, finance such production and the success of advertising, marketing and promotional campaigns.


NOTE: Quadrax's latest news releases are available at no charge by dialing 1-800-758-5804, ext. 728452, or at http://www.prnewswire.com on the Internet.

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